Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Investor Contact:	John T. McClain, Chief Financial Officer Jones Apparel Group (212) 642-3860
Media Contacts:	Joele Frank and Jennifer Freidman Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

JONES APPAREL GROUP, INC. REPORTS PRELIMINARY 2009 FOURTH QUARTER AND FULL YEAR ADJUSTED RESULTS AND OTHER ITEMS

  Expects 2009 adjusted earnings per share from continuing operations of $1.11 to $1.14

  Expects 2009 GAAP loss per share from continuing operations of $(1.02) to $(1.05)

  Expects non-cash impairment charges totaling approximately $150 million

  Expects year end cash balance of approximately $330 million and cash provided by operating activities of approximately $345 million

New York, New York - January 28, 2010 - Jones Apparel Group, Inc. (NYSE: JNY) today released its preliminary adjusted and GAAP results for fiscal year 2009. The Company expects to report 2009 full year adjusted earnings per share from continuing operations in a range of $1.11 to $1.14, compared with 2008 adjusted earnings per share from continuing operations of $0.87. For the fourth quarter of 2009, the Company expects to report adjusted earnings per share from continuing operations in a range of $0.08 to $0.11, compared with a 2008 fourth quarter adjusted loss per share from continuing operations of $(0.04). Adjusted earnings/(loss) per share excludes the effects of impairment and restructuring charges and other items not considered part of ongoing operations (see reconciliation of adjusted earnings in the attached schedule). As reported under generally accepted accounting principles ("GAAP"), the Company expects to report a full year 2009 loss per share from continuing operations in the range of $(1.02) to $(1.05) and $(1.53) to $(1.56) for the fiscal fourth quarter. These ranges compare to a loss per share from continuing operations of $(9.05) for the full year 2008 and a loss per share of $(9.86) for the fourth quarter of 2008.

Wesley R. Card, Jones Apparel Group President and Chief Executive Officer, stated: "While we continue to note positive signs of economic recovery, we are maintaining a cautious and disciplined approach to execution as the environment remains uncertain. During the fourth quarter we were encouraged by improved results primarily from a less promotional environment throughout the holiday season. We continued to tightly control inventories, manage our costs and expenses and leverage our scale. We ended the year with cash on hand of approximately $330 million, significantly higher than our earlier expectations."

Mr. Card continued: "The year 2009 presented a unique set of challenges and we believe we are entering 2010 from a position of operational and financial strength. We have the right brands at the right price points for today's consumer, and our retail business continues to show signs of improvement. We are positioned for growth as we continue to bring innovative, fresh concepts and brands to market, such as Rachel Rachel Roy, Jones New York Collection Knits, j. Jones New York, and the recently announced Jessica Simpson Jeanswear line, which will begin shipping mid-year and is anticipated to be distributed in approximately 1,000 doors."

Non-Cash Impairment Charges
The Company has completed its required annual goodwill and trademark impairment analysis for 2009 and expects fourth quarter and full year 2009 reported results to include a pre-tax, non-cash charge of approximately $150 million ($138 million after-tax) for the impairment of certain goodwill and trademark amounts. The impairment charge is comprised of two components. Approximately $121 million ($120 million after-tax) of the non-cash charge relates to the impairment of goodwill recorded in connection with the Company's Retail business. The balance of the non-cash charge of approximately $29 million ($18 million after-tax) relates to the impairment of trademarks utilized in our Wholesale Jeanswear and Wholesale Footwear and Accessories businesses.

John T. McClain, Jones Apparel Group Chief Financial Officer, stated, "As a result of the challenging market conditions and the uncertain economic outlook, we were required under the accounting rules to record non-cash goodwill and trademark impairment charges in the fourth quarter."

Retail Improvement Plan
The Company continues to implement its previously-announced retail improvement plan to right-size the retail portfolio, with the goal of enhancing segment profitability, reducing capital expenditures and improving return on invested capital. To date, the Company has exited 99 locations and remains on track to exit a total of approximately 265 locations, with the remaining closings scheduled to occur throughout the remainder of 2010. The Company expects to report a profit on an adjusted basis in the Retail segment in the fourth quarter 2009.

Liquidity and Cash Provided By Operating Activities
The Company expects to report approximately $330 million of cash on hand at December 31, 2009, with no amounts drawn under its $650 million revolving credit facility. Additionally, the Company expects to report cash provided by operating activities from 2009 of approximately $345 million. The Company's previous guidance was cash on hand of $200 million and cash provided by operating activities to be in excess of $200 million. The increase in cash on hand and in cash provided by operating activities is primarily due to inventory control, lower working capital requirements and the timing of certain cash receipts and payments.

Fourth Quarter 2009 Earnings Results / Conference Call
The Company noted that these 2009 fourth quarter results are preliminary and therefore subject to the Company's completion of its customary quarterly closing and review procedures. The Company will provide an update on these matters when it announces final 2009 fourth quarter results as scheduled, on Wednesday, February 10, 2010. A conference call with management will be held on February 10, 2010 at 8:30 am Eastern Time, which is accessible by dialing 412-858-4600 or through a web cast at http://www.jonesapparel.com. The call will be recorded and made available through February 17, 2010 and may be accessed by dialing 877-344-7529. Enter account number 437170.

Presentation of Financial Information
Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. A complete reconciliation of reported GAAP results to the comparable non-GAAP information appears in the financial tables section of this press release. The Company has not provided a reconciliation with respect to the 2009 targeted earnings per share projection given that it is an estimate derived from projected results.

About Jones Apparel Group, Inc.
Jones Apparel Group, Inc. (www.jonesapparel.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores and through its e-commerce web sites. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, women's footwear under the Dockers (R) and Dockers (R) Women brands and infants', toddlers' and boys' footwear (excluding girls' footwear) under the Dockers (R) and Dockers (R) Premium brands, licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

  Forward Looking Statements
  Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national, regional and international economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
  the tightening of the credit markets and our ability to obtain credit on satisfactory terms;
  given the uncertain economic environment, the possible unwillingness of committed lenders to meet their obligations to lend to borrowers, in general;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  the Company's ability to identify acquisition candidates and, in a competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;
  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;
  consolidation of the Company's retail customers;
  financial difficulties encountered by customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to attract and retain qualified executives and other key personnel;
  the Company's reliance on independent foreign manufacturers;
  changes in the costs of raw materials, labor, advertising and transportation;
  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
  the uncertainties of sourcing associated with an environment in which general quota has expired on apparel products but litigation and political activity seeking to re-impose quotas have been initiated;
  the Company's ability to successfully implement new operational and financial computer systems; and
  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Reconciliation of Projected GAAP EPS to Projected Adjusted EPS
for the quarter and twelve months ended December 31, 2009
(UNAUDITED)

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

All amounts in millions, except per share data

	FOURTH QUARTER		FULL YEAR
	2009	2008	2009	2008

Projected loss from continuing operations attributable to Jones	$(133.5) - (130.5)	$(822.8)	$(89.5) - (86.5)	$(766.3)
(Benefit) provision for income taxes	(8.6) - (7.5)	(37.7)	15.4 - 16.5	(6.6)
Gain on sale of Mexican operations	-	-	-	(0.2)
Loss and costs associated with repurchase of 4.250% Senior Notes (a)	(0.4)	-	1.5	-
Adjustments to deferred financing costs (b)	(3.6)	0.8	4.4	0.8
Goodwill impairments (c)	120.6	813.2	120.6	813.2
Items affecting segment income:
Trademark impairments (c)	28.7	25.2	28.7	25.2
Impairments and other expenses related to retail store closure plan (d)	(0.2)	-	24.1	-
Charges associated with bankruptcy of former U.K. licensee	-	-	3.9	-
Severance related to restructuring activities (e)	4.0 - 3.5	6.4	19.9 - 19.4	13.1
Other restructuring expenses and certain other charges (f)	4.9 - 4.4	5.9	17.5 - 17.0	31.0

Adjusted income (loss) from continuing operations before taxes	11.9 - 15.0	(9.0)	146.5 - 149.6	110.2
Adjusted provision (benefit) for income taxes	4.7 - 5.4	(5.7)	52.0 - 52.7	36.6

Projected adjusted income (loss) from continuing operations	7.2 - 9.6	(3.3)	94.5 - 96.9	73.6
Less: adjusted (income) loss from continuing operations allocated to participating securities	(0.3) - (0.5)	0.1	(3.9) - (4.0)	(1.6)

Projected adjusted income (loss) from continuing operations available to common stockholders	$6.9 - 9.1	$(3.2)	$90.6 - 92.9	$72.0

Projected loss per share from continuing operations - diluted	$(1.56) - (1.53)	$(9.86)	$(1.05) - (1.02)	$(9.05)
(Benefit) provision for income taxes	(0.10) - (0.09)	(0.45)	0.18 - 0.19	(0.08)
Gain on sale of Mexican operations	-	-	-	-
Loss and costs associated with repurchase of 4.250% Senior Notes (a)	-	-	0.02	-
Adjustments to deferred financing costs (b)	(0.04)	0.01	0.05	0.01
Goodwill impairments (c)	1.41	9.75	1.42	9.60
Items affecting segment income:
Trademark impairments (c)	0.33	0.30	0.33	0.30
Impairments and other expenses related to retail store closure plan (d)	-	-	0.28	-
Charges associated with bankruptcy of former U.K. licensee	-	-	0.05	-
Severance related to restructuring activities (e)	0.04	0.07	0.23	0.15
Other restructuring expenses and certain other charges (f)	0.06 - 0.05	0.07	0.21 - 0.20	0.37

Adjusted income (loss) from continuing operations before taxes	0.14 - 0.17	(0.11)	1.72 - 1.75	1.30
Adjusted provision (benefit) for income taxes	0.06	(0.07)	0.61	0.43

Projected adjusted earnings (loss) per share from continuing operations - diluted	$0.08 - 0.11	$(0.04)	$1.11 - 1.14	$0.87

(a)	2009 includes the loss and costs associated with the repurchase of 4.250% Senior Notes.
(b)	2009 and 2008 are comprised of adjustments to deferred financing costs related to our prior revolving credit facility.
(c)	Represents the impairments recorded as a result of the required annual review of our indefinite-lived intangible assets and goodwill in accordance with GAAP.
(d)	2009 includes fixed asset impairments and other charges related to the closure of underperforming retail locations announced in April 2009.
(e)	2009 includes severance related to the restructuring of our costume jewelry business. 2009 and 2008 include severance related to other cost saving initiatives.
(f)	2009 and 2008 include costs related to the exit from or restructuring of our moderate sportswear and certain other lines. 2008 also includes costs related to the repositioning of l.e.i. as an exclusive product for Walmart. Both periods contain certain other charges not considered by management to be part of ongoing operations.